EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (NASDAQ: UTMD) will release its financial results for the first quarter ending March 31, 2005 (1Q 2005) near the stock market opening on Thursday, April 21, 2005, the 27th birthday of the Company.


According to CEO Kevin Cornwell, "UTMD's steady performance in 1Q 2005 supports achieving management's goal of $1.80 in earnings per share for the year of 2005. This projection includes a lower income tax provision as a result of The American Jobs Creation Act of 2004 (the Act) enacted in October 2004 which allows a temporary tax deduction on repatriated foreign earnings, which must be accomplished in 2005."

Because of the unusual tax consequences of repatriating foreign earnings in 2005, and the extraordinary events in prior periods of 2004, to which 2005 performance from continuing operations will be compared, UTMD will hold an investor conference call on the same day (Thursday, April 21, 2005) to answer investor questions and explain the differences between Generally Accepted Accounting Principles (GAAP) and the non-GAAP measures of performance which UTMD also provides, and why the Company believes the non-GAAP measures are important to investors' "apples to apples" comparisons of UTMD's performance with prior periods.

The conference call is scheduled for 4:15 p.m. Eastern (2:15 p.m. Mountain) time on Thursday, April 21. The telephone number to call is 1-800-579-2557. Please call in a few minutes prior to the scheduled start of the call, using passcode 7039844.

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include a delay in adjudication of UTMD's current lawsuit with the Food & Drug Administration (FDA) beyond the middle of 2005, an unfavorable outcome of the lawsuit with the FDA, and a change in the guidance provided by FASB Staff Position No. FAS 109-2 regarding accounting for the tax consequences of repatriating foreign earnings in 2005, among other factors that have been outlined in UTMD's public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of high quality disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.